Exhibit 10(ff)
FORM OF STOCK OPTION AGREEMENT
UNDER THE 2020 STOCK PLAN

Grant Date:
Name:
Number and Type of Shares:
Exercise Price:
Expiration Date:

The Compensation and Organization Committee (the “Committee”) of the Board of Directors of Eaton
Corporation plc (the “Company”) at Eaton House, 30 Pembroke Road, Dublin 4, Leinster, D04 Y0C2, Ireland has awarded you, effective as of XX/XX/XX (the “Grant Date”), the option (the “Option”) to purchase from the Company the number of ordinary shares of the Company with a par value of US$0.01 per share (“Ordinary Shares”) set forth above and specified in your account available online at the Eaton Service Center maintained by Fidelity Stock Plan Services (or any successor third party administrator of the Plan) (the “Third-Party Administrator”), subject to the terms and conditions of the Company’s 2020
Stock Plan, as may be amended or amended and restated from time to time (the “Plan”) and this Stock
Option Agreement (this “Agreement”). The exercise price of the Option per Ordinary Share (the
“Exercise Price”) is set forth above and available online at the Eaton Service Center maintained by the Third-Party Administrator. Unless your account online identifies the Option as being intended to qualify as an Incentive Stock Option, in which case Section 5 of this Agreement shall also apply to the Option, the Option is intended to be a Nonqualified Stock Option. Capitalized terms used without definition in this Agreement shall have the meanings given to such terms in the Plan. You are required to accept the award of the Option hereunder (the “Award”) online at the Eaton Service Center maintained by the Third-Party Administrator, which may be accessed through the Company’s website, or in such other manner as designated by the Company and communicated to you, and by accepting the Award, you acknowledge and agree to the terms and conditions set forth herein and in the Plan.

1.Forfeiture. Except as otherwise provided in the Plan or this Agreement, the Option, to the extent not previously vested, shall be forfeited and immediately cancelled if your Continuous Service is terminated under any circumstances whatsoever prior to the applicable vesting date(s), including, without limitation, dismissal, resignation, divestiture of operations, disability or retirement. The Option shall vest according to the vesting schedule as published on the Company’s records at the Eaton Service Center maintained by the Third-Party Administrator. To the extent that the Option is forfeited for any reason or expires unexercised, you understand that you will not be entitled to exercise the Option or receive any payment of cash or Ordinary Shares in respect of any portion of the Option so forfeited or expired.
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2.Vesting and Exercisability.
(a)The Option will vest and become exercisable, subject to the terms of this Agreement and the Plan and conditioned upon your Continuous Service, in accordance with the vesting schedule as published on the Company’s records at the Eaton Service Center maintained by the Third-Party Administrator; provided, however, that, to the extent permitted by Applicable Laws, the Committee (or its delegate) may, in its sole discretion, waive the requirement of Continuous Service in whole or in part in the event your Continuous Service terminates prior to the applicable vesting date(s) (which may include, for example, such a discretionary waiver by the Committee in connection with an approved retirement).
(b)Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 2(b) shall govern the Option, to the extent not previously vested or forfeited, in the event of a Change of Control.
(i)If the Option is not assumed by the acquiring or surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee, then the Option will vest and become exercisable in full (without proration), effective as of the date of the Change of Control.
(ii)If the Option is assumed by the acquiring or surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee, then the Option shall continue to vest subject to your Continuous Service in accordance with the original vesting schedule of the Option; provided, however, that if within two (2) years after the Change of Control, your Continuous Service is terminated by the Company or a Subsidiary without Cause or by you for Good Reason, then the Option will vest and become exercisable in full (without proration), effective as of the date of the date of such termination.
3.Exercise of Option.
(a)Subject to Section 4 below, to the extent that the Option becomes vested and exercisable in accordance with Section 2 of this Agreement, it may be exercised in whole or in part from time to time by notice to the Company or its designee in accordance with such procedures as are expressly authorized by the Company from time to time, together with payment of the aggregate Exercise Price for the number of Ordinary Shares to be purchased hereunder. The Option may be exercised, during your lifetime, only by you, or in the event of your legal incapacity, by your guardian or legal representative acting on your behalf in a fiduciary capacity under state law and court supervision. If you die before the expiration of the Option, all or part of the Option may be exercised (prior to expiration) by your personal representative or by any person who has acquired the Option directly from you by will, bequest or inheritance, but only to the extent that the Option was vested and exercisable upon the date of your death.
(b)To the extent permitted by Applicable Laws, the Exercise Price is payable (i) in cash or by certified or cashier’s check or other cash equivalent acceptable to the Company payable to the order of the Company, (ii) by surrender of Ordinary Shares (including by attestation) owned by you having an aggregate fair market value at the time of exercise (as determined by the Company) equal to the aggregate Exercise Price, (iii) by a cashless broker-assisted exercise that complies with all Applicable Laws, (iv) by such other method expressly authorized by the Company, or (v) by a combination of the foregoing methods.

4.Term and Expiration of Option. The Option shall in no event be exercisable after the expiration of ten (10) years from the Grant Date, notwithstanding anything to the contrary herein. Except as otherwise determined in the sole discretion of the Committee (or its delegate), including, for example, as may be determined in the case of an approved retirement described in Section 2(a) and subject to Section 5 if the Option is intended to be an Incentive Stock Option, the Option will terminate and automatically be cancelled at the close of business on the earliest of the following dates, provided that, except with respect to a termination for Cause, if such date falls on a Saturday, Sunday or other day when the principal stock exchange for the Ordinary Shares is closed for trading, the Option will terminate and automatically be cancelled at the close of business on the nearest preceding day when such stock exchange is open for trading:
(a)The date that the Company or a Subsidiary terminates your Continuous Service for Cause;
(b)The ninetieth (90th) day after the date your Continuous Service terminates for any reason other than as a result of disability, death, or a termination by the Company or a Subsidiary for Cause; or
(c)The tenth (10th) anniversary of the Grant Date.
For purposes of this Agreement, “close of business” means 4:00 p.m. Eastern Time or such other time when the principal stock exchange for the Ordinary Shares closes on the applicable expiration date.

5.Incentive Stock Option. To the extent the Option is intended to qualify as an Incentive Stock Option as published in the Company’s records at the Eaton Service Center maintained by the Third Party Administrator, notwithstanding any provision in this Agreement to the contrary, you acknowledge and agree that:
(a)To receive the favorable tax treatment afforded Incentive Stock Options, (i) the Option must be exercised within three (3) months of your termination of Continuous Service for any reason other than by the Company or a Subsidiary for Cause or due to permanent or total disability (within the meaning of Section 22(e)(3) of the Code) (“Disability”) or within one (1) year of termination of your Continuous Service due to Disability, as applicable, and (ii) no sale or other disposition of Ordinary Shares delivered upon exercise of the Option may be made within the one (1)-year period beginning on the day after the day on which the Ordinary Shares are issued to you, or within the two (2)-year period beginning on the day after the Grant Date. If you do not exercise the Option within the periods described in clause (i) above or if you dispose (whether by sale, gift, transfer or otherwise) of any Ordinary Shares within the periods described in clause (ii) above, you acknowledge that the Option will, for tax purposes, be treated as a Nonqualified Stock Option.
(b)If you dispose of any Ordinary Shares within the periods described in Section 5(a)(ii) above, you shall notify the Company within thirty (30) days after such disposition. You shall also provide the Company with any information concerning any such disposition as required by the Company for tax purposes.
(c)To the extent the Option and any other incentive stock options held by you with an aggregate exercise price in excess of $100,000 (determined as of the Grant Date) vest and become exercisable in any year, such options will, for tax purposes, be treated as Nonqualified Stock Options.
6.Shareholder Rights. You shall not have any rights as a shareholder (including voting or dividend rights) with respect to any Ordinary Shares subject to the Option unless and until the Option has been exercised in accordance with the terms of this Agreement and the Ordinary Shares have been delivered to you.
7.Tax Matters.
(a)You are responsible for all taxes and social insurance contributions owed by you in connection with any aspect of the grant of the Option, regardless of any action the Company takes with respect to any Tax Withholding Obligations (as defined below) that arise in connection with the Option. The Company and/or your employer (the “Employer”) do not make any representation or undertaking regarding the tax treatment or treatment of any tax withholding in connection with the grant, vesting or exercise of the Option or the subsequent sale of the Ordinary Shares. The Company does not commit and is under no obligation to structure the Option to reduce or eliminate your tax liability.
(b)Prior to any event in connection with the Option that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social insurance contributions (the “Tax Withholding Obligation”), you are required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company and/or the Employer. To the extent that the Company or an affiliate withholds in Ordinary Shares, it will do so at the minimum statutory rate except as otherwise approved by the Company not to exceed the maximum statutory tax rate. Should the Company or the affiliate withhold an amount in excess of your actual Tax Withholding Obligation, the Company and/or the Employer will refund the excess, in cash, within a reasonable period and without any interest. You agree (i) to pay the Company and/or the Employer any amount of the Tax Withholding Obligation that is not satisfied by the means described herein or (ii) to the extent permitted by Applicable Laws, for the Company and/or the Employer to deduct cash from your regular salary payroll to cover such additional amounts. If you fail to comply with your obligations in connection with the Tax Withholding Obligation as described in this
Section 7(b), the Company may refuse to deliver the Ordinary Shares to you pursuant to this Agreement.
8.Transferability. The Option shall not be transferable otherwise than by will or the law of descent and distribution or, with respect to any portion of the Option that is not intended to qualify as an Incentive Stock Option, to the extent permitted by rules or regulations under Section 16(b) under the Exchange Act and as adopted by the Committee.
9.Compliance with Laws, Regulations and Rules. The Company will use its reasonable best efforts to comply with all federal, state and foreign laws or other Applicable Laws and regulations and all rules for stock exchanges on which its Ordinary Shares may be listed, which apply to the issuance of the Ordinary Shares subject to the Option, and to obtain such consents and approvals to such issuance which it deems advisable from federal, state and foreign bodies having jurisdiction of such matters. However, anything herein to the contrary notwithstanding, the Option shall not be exercisable, and the Company shall not be obligated to issue or deliver any certificate for shares subject to the Option, in violation of any such laws, regulations or rules and unless and until such consents and approvals have been obtained. Any share certificate issued to evidence Ordinary Shares as to which the Option is exercised may bear such legends and statements as the Committee shall deem advisable to assure compliance with federal and state laws or other Applicable Laws and regulations. If a person or an estate purporting to acquire the rights to exercise the Option by bequest or inheritance shall attempt to exercise this Option, the Company may require reasonable evidence as to the ownership of the Option and may request such consents and releases of taxing authorities as it deems advisable.
10.Reorganizations, etc. The number of and class of shares subject to the Option and the Exercise Price per share are subject to adjustment as provided in Section 16 of the Plan.
11.No Rights to Continued Employment. You acknowledge that the grant of this Option does not in any way entitle you to continued employment with the Company or any of its subsidiaries for any period and does not limit or restrict any right the Company or any of its subsidiaries may have to terminate your employment. Furthermore, the Option and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any subsidiary or affiliate.
12.Non-Competition. To the extent permitted under Applicable Laws, you expressly acknowledge and agree that in the event that your Continuous Service terminates voluntarily or involuntarily for any reason, with or without Cause, and within twelve (12) months after exercise of any portion of the Option, you enter into any activity as an employee, agent, officer, director, principal or proprietor which, in the sole judgment of the Management Compensation Committee of the Company (the “Management Committee”), is in competition with the Company or a subsidiary, the amount by which the fair market value per Ordinary Share on the date(s) of exercise of any such portion exceeds the Exercise Price per Ordinary Share hereunder, multiplied by the number of Ordinary Shares subject to such exercised portion, shall inure to the benefit of the Company, and you agree to promptly pay the same to the Company, unless the Management Committee in its sole discretion shall determine that such action by you is not inimical to the best interests of the Company or its subsidiaries. Additionally, if the Management Committee (in its sole discretion) determines that you have engaged in competition with the Company or a subsidiary at any time while all or any portion of the Option is unvested or unexercised (regardless of whether your Continuous Service has terminated), the Management
Committee has the right to cancel any such portion of the Option, in which case you will not be entitled to exercise such portion of the Option or receive any payment of cash or Ordinary Shares in respect of any portion of the Option so forfeited. This Section 12 shall survive and continue in full force in accordance with its terms notwithstanding any termination of your Continuous Service or the exercise of the Option pursuant to this Agreement.
13.Non-Solicitation. To the extent permitted under Applicable Laws, you agree that during your Continuous Service and for a period of twelve (12) months from the voluntary or involuntary termination of your Continuous Service for any reason, with or without Cause, you will not, (a) either on your own behalf or for any competing business, directly or indirectly solicit, divert, appropriate, or accept any business from, or attempt to solicit, divert, appropriate, or accept any business from, any customers with whom you had material business contact during the last five (5) years of your
Continuous Service, or about whom you have any trade secret information, for the purposes of providing products or services that are the same as or substantially similar to those provided by the Company or a subsidiary, or (b) directly or indirectly solicit, recruit, or encourage current employees of the Company or any of its subsidiaries or employees who have terminated their employment with the Company or any of its subsidiaries or who have been terminated by the Company or any of its subsidiaries within six (6) months of the solicitation, recruitment, or encouragement to terminate employment with the Company or any of its subsidiaries and/or to work in any manner for you or any entity affiliated with you. If in the sole judgement of the Management Committee, it is determined that you have violated the provisions of this Section 13 within twelve (12) months after exercise of any portion of the Option, the amount by which the fair market value per Ordinary Share on the date(s) of exercise of such portion of the Option exceeds the aggregate Exercise Price paid for the Ordinary Shares subject to such exercised portion of the Option shall inure to the benefit of the Company, and you agree to promptly pay the same to the Company, unless the Management Committee in its sole discretion shall determine that such action by you is not inimical to the best interests of the Company or its subsidiaries. Further, if the Management Committee (in its sole discretion) determines that you have violated the provisions in this Section 13 at any time while all or any portion of the Option is unvested or unexercised (regardless of whether your Continuous Service has terminated), the Management Committee has the right to cancel any such portion of the Option, in which case you will not be entitled to exercise such portion of the Option or receive any payment of cash or Ordinary Shares in respect of any portion of the Option so forfeited. This Section 13 shall survive and continue in full force in accordance with its terms notwithstanding any termination of your Continuous Service or the exercise of the Option pursuant to this Agreement.

14.Other Harmful Activity; Compensation Recovery Policy. To the extent permitted under Applicable Laws, in addition to, and not in limitation of the Company’s rights under Sections 12 and 13 of this Agreement, the Option shall be subject to forfeiture and/or repayment to the Company pursuant to Section 20 of the Plan, which includes repayment pursuant to any compensation recovery policy as adopted by the Board (including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Ordinary Shares at any point may be traded)) or in the event that the Management Committee determines that you have engaged in Harmful Activity.
Notwithstanding the foregoing, in the event of any conflict between this Section 14 and the terms of any compensation recovery policy of the Company, the terms of the policy will prevail. By accepting this Award under the Plan and pursuant to this Agreement, you consent to be bound by the terms of any compensation recovery policy (including the Recoupment Policy of Eaton Corporation plc) to the extent applicable to you, you agree and acknowledge to fully cooperate with and assist the Company in connection with any of your obligations to the Company pursuant to such policy, and you agree that the Company may enforce its rights under such policy through any and all reasonable means permitted under Applicable Laws as it deems necessary or desirable under such policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from you of any such amounts, including from your accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

15.Plan Controls; Entire Agreement. The terms and conditions of the Plan shall apply to this
Option, and anything contained in this Agreement inconsistent with or in violation of the terms and conditions of the Plan shall be of no force or effect and shall not be binding upon the Company or you. The Plan and this Agreement represent the entire agreement and understanding between you and the Company with respect to the subject matter hereof and supersedes all prior agreements, representations and understandings, whether written or oral.

16.Construction. It is intended that acquisition of the Option by you shall qualify for exemption from the provisions of Section 16(b) of the Exchange Act, and each and every provision of this Agreement shall be construed, interpreted and administered so that the grant of the Option, whether made to an officer or director of the Company or to any other employee of the Company or a Subsidiary, shall so qualify. Any provision of this Agreement that cannot be so construed, interpreted and administered shall be of no force or effect.

17.Legal Fees. You agree that if the Company substantially prevails in any litigation arising out of or relating to this Agreement, the Company shall be entitled to recovery of its reasonable attorneys’ fees and associated costs, in addition to any other relief mentioned herein.

18.Choice of Law, Venue, and Jurisdiction. This Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. You agree that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against you based on or arising out of this Agreement and you hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding against you; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

19.Severability and Reformation. The parties acknowledge that this Agreement is valid and enforceable only to the extent permitted by Applicable Laws. In the event that Sections 12, 13 or 14 of this Agreement are rendered unenforceable by a court of law or by an arbitral body for any reason, you hereby acknowledge and agree that the Company does not owe you any financial obligation as you are not bound by such section, nor will you seek any compensation from the Company based on this Agreement or any provision thereof. You agree that if any particular paragraphs, subparagraphs, sections, phrases, words, or other portions of this Agreement are determined by an appropriate court to be overbroad, invalid, or unenforceable as written, they shall be modified as necessary to be made valid or enforceable, and such modification shall not affect the remaining provisions of this Agreement, or, if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable.

20.Nature of Grant. In accepting the Award, you acknowledge that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past and all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
(c)you are voluntarily participating in the Plan;
(d)the Option and the Ordinary Shares subject to the Option are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and the Option and the Ordinary Shares subject to the Option are outside the scope of your employment contract, if any;
(e)the Option and the Ordinary Shares subject to the Option are not intended to replace any pension rights or compensation;

(f)the Option and the Ordinary Shares subject to the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, longservice awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, or any subsidiary or affiliate;
(g)the future value of the underlying Ordinary Shares is unknown and cannot be predicted with certainty;
(h)in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise if the Option is forfeited as a result of the termination of your Continuous Service (for any reason whatsoever and whether or not in breach of local labor laws); and
(i)in the event of the termination of your employment (whether or not in breach of local labor laws), except as otherwise determined by the Committee (or its designee), your Continuous Service and your right to vest in the Option under the Plan, if any, will, for purposes of this Agreement, terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Management Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of this Agreement.
21.Data Privacy and Data Protection. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Employer, the Company, and its subsidiaries and affiliates, for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, benefit eligibility, nationality, job title, any Ordinary Shares or directorships held in the Company, details of the Option or any other entitlement to Ordinary Shares granted, cancelled, purchased, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (collectively, the “Data”).
You understand that Data will be transferred to the Third-Party Administrator that is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States of America or elsewhere, and that the recipients’ country (e.g., the United States of America) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, the Third-Party Administrator and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, store, process, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary and appropriate amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Please refer to the Eaton Corporation Global Employee/Contractor Privacy Notice, a copy of which has been provided or otherwise made available to you, for more information about the personal information that the Company collects about you and the purposes for which the Company uses such Data. If you are a California resident, such notice is intended to satisfy the Company’s requirements under the California Consumer Protection Act.

22.Non-U.S. Addendum. Notwithstanding any provisions in this Agreement, the Option shall also be subject to the special terms and conditions set forth in the addendum attached hereto as Appendix A to this Agreement (the “Non-U.S. Addendum”) for your country, to the extent that you reside outside of the United States of America. Moreover, if you relocate to one of the countries included in the NonU.S. Addendum, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Non-U.S. Addendum constitutes part of this Agreement.

23.Receipt of Documents in English. By signing this Agreement, you acknowledge that you have agreed to the receipt of this Agreement and all documents related to the Option in the English language.

24.Investigations. Notwithstanding anything to the contrary in this Agreement or in any other agreement, contract or arrangement with the Company or its subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its subsidiaries or affiliates (collectively, the “Arrangements”), (a) nothing in the Arrangements or otherwise limits your right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the SEC pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or The Sarbanes-Oxley Act of 2002, or any comparable government agency pursuant to any comparable legislation in jurisdictions outside of the United States of America), and (b) nothing in the Arrangements or otherwise prevents you from, without prior notice to the Company, providing information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations. For purpose of clarification, you are not prohibited from providing information (including documents) voluntarily to the SEC pursuant to Section 21F of the Exchange Act or to any comparable government agencies pursuant to applicable legislation in jurisdictions outside of the United States. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege. The terms of this Section 24 are referred to as the “Protected Rights,” and the terms of this Agreement are subject to the Protected Rights.

Appendix A

Non-U.S. Addendum